                                                                   EXHIBIT 99.04

                 AMBAC Indemnity Corporation and Subsidiaries
                  Consolidated Unaudited Financial Statements
                   as of June 30, 1996 and December 31, 1995
              and for the six months ended June 30, 1996 and 1995

                 AMBAC Indemnity Corporation and Subsidiaries
                          Consolidated Balance Sheets
                      June 30, 1996 and December 31, 1995
                   (Dollars in Thousands Except Share Data)

                                                                   June 30, 1996   December 31, 1995
                                                                   -------------   -----------------
                                                                    (unaudited)
Assets
- ------

Investments:
  Bonds held in available for sale account, at fair value
    (amortized cost of $2,162,449 in 1996 and $2,090,101 in 1995)    $2,214,817           $2,224,528
  Short-term investments, at cost (approximates fair value)             133,629              163,953
                                                                     ----------           ----------
    Total investments                                                 2,348,446            2,388,481

Cash                                                                      3,888                6,912
Securities purchased under agreements to resell                           3,992                4,120
Receivable for securities                                                64,288                8,136
Investment income due and accrued                                        40,207               38,319
Investment in affiliate                                                     -                 25,827
Deferred acquisition costs                                               88,107               82,620
Current income taxes                                                        -                  2,171
Prepaid reinsurance                                                     162,166              153,372
Other assets                                                             54,378               48,472
                                                                     ----------           ----------
    Total assets                                                     $2,765,472           $2,758,430
                                                                     ==========           ==========

Liabilities and Stockholder's Equity

Liabilities:
  Unearned premiums                                                    $936,870             $906,136
  Losses and loss adjustment expenses                                    59,429               65,996
  Ceded reinsurance balances payable                                      6,765               14,654
  Deferred income taxes                                                  57,190               85,008
  Current income taxes                                                    3,116                  -
  Accounts payable and other liabilities                                 47,035               43,625
  Payable for securities                                                112,413               86,304
                                                                     ----------           ----------
    Total liabilities                                                 1,222,818            1,201,723
                                                                     ----------           ----------

Stockholder's equity:
  Preferred stock, par value $1,000.00 per share; authorized
    shares - 285,000; issued and outstanding shares - none                  -                    -
  Common stock, par value $2.50 per share; authorized shares
    - 40,000,000; issued and outstanding shares - 32,800,000
    at June 30, 1996 and December 31, 1995                               82,000               82,000
  Additional paid-in capital                                            514,305              481,059
  Unrealized gains (losses) on investments, net of tax                   34,039               87,112
  Retained earnings                                                     912,310              906,536
                                                                     ----------           ----------
    Total stockholder's equity                                        1,542,654            1,556,707
                                                                     ----------           ----------
    Total liabilities and stockholder's equity                       $2,765,472           $2,758,430
                                                                     ==========           ==========

See accompanying Notes to Consolidated Financial Statements.

                 AMBAC Indemnity Corporation and Subsidiaries
                     Consolidated Statements of Operations
                                  (Unaudited)
                 For The Periods Ended June 30, 1996 and 1995
                            (Dollars in Thousands)

                                            Three Months Ended              Six Months Ended
                                                 June 30,                        June 30,
                                          -----------------------        ------------------------
                                            1996            1995           1996             1995
                                          -------         -------        --------         -------
Revenues:

    Gross premiums written                $58,768         $36,893        $110,060         $77,465
    Ceded premiums written                 (9,836)          6,514         (19,448)          3,055
                                          -------         -------        --------         -------
          Net premiums written             48,932          43,407          90,612          80,520

    Increase in unearned premiums          (8,870)        (15,126)        (21,940)        (27,563)
                                          -------         -------        --------         -------
          Net premiums earned              40,062          28,281          68,672          52,957

    Net investment income                  35,584          32,419          70,489          64,293
    Net realized gains (losses)            67,580          (2,202)         69,936          (6,876)
    Other income                            4,753            (393)         10,805           1,985
                                          -------         -------        --------         -------
         Total revenues                   147,979          58,105         219,902         112,359
                                          -------         -------        --------         -------


Expenses:

    Losses and loss adjustment expenses     1,700             341           2,510           1,369
    Underwriting and operating expenses    11,583           9,916          21,666          19,246
    Interest expense                          514             306           1,028             637
                                          -------         -------        --------         -------
         Total expenses                    13,797          10,563          25,204          21,252
                                          -------         -------        --------         -------

         Income before income taxes       134,182          47,542         194,698          91,107
                                          -------         -------        --------         -------

Income tax expense:

    Current taxes                          38,665           6,696          52,313          13,543
    Deferred taxes                            806           2,458             760           3,666
                                          -------         -------        --------         -------

         Total income taxes                39,471           9,154          53,073          17,209
                                          -------         -------        --------         -------

         Net income                        94,711          38,388         141,625          73,898
                                          =======         =======        ========         =======

See accompanying Notes to Consolidated Unaudited Financial Statements

                  AMBAC Indemnity Corporation and Subsidiaries
                     Consolidated Statements of Cash Flows
                                  (Unaudited)
                 For The Periods Ended June 30, 1996 and 1995
                            (Dollars in Thousands)

                                                                Six Months Ended
                                                                     June 30,
                                                           --------------------------
                                                             1996            1995
                                                           --------       -----------
Cash flows from operating activities:
  Net income                                               $141,625           $73,898
  Adjustments to reconcile net income to net cash
    provided by operating activities:
  Depreciation and amortization                                 950               678
  Amortization of bond premium and discount                    (811)             (440)
  Current income taxes payable                                5,287               574
  Deferred income taxes payable                                 760             3,666
  Deferred acquisition costs                                 (5,487)           (9,366)
  Unearned premiums                                          21,940            27,563
  Losses and loss adjustment expenses                        (6,567)               45
  Ceded reinsurance balances payable                         (7,889)             (422)
  (Gain) loss on sales of investments                       (69,936)            6,876
  Other, net                                                 (8,685)           (6,538)
                                                           --------       -----------
    Net cash provided by operating activities                71,187            96,534
                                                           --------       -----------

Cash flows from investing activities:
  Proceeds from sales of bonds at amortized cost            742,407           837,619
  Proceeds from maturities of bonds at amortized cost        43,165            70,281
  Purchases of bonds at amortized cost                     (901,331)       (1,001,767)
  Change in short-term investments                           30,324            19,183
  Proceeds from sale of affiliate                           115,865                -
  Securities purchased under agreements to resell               128              (392)
  Other, net                                                 (1,404)             (223)
                                                           --------       -----------
    Net cash provided by (used in) investing activities      29,154           (75,299)
                                                           --------       -----------

Cash flows from financing activities:
  Dividends paid                                           (135,865)          (20,000)
  Capital contribution                                       32,500                -
                                                           --------       -----------
    Net cash used in financing activities                  (103,365)          (20,000)
                                                           --------       -----------

    Net cash flow                                            (3,024)            1,235
Cash at beginning of year                                     6,912             2,117
                                                           --------       -----------
Cash at June 30                                              $3,888            $3,352
                                                           ========       ===========

Supplemental disclosure of cash flow information:
  Cash paid during the year for:
    Income taxes                                            $13,300           $12,700
                                                           ========       ===========

See accompanying Notes to Consolidated Financial Statements.

AMBAC INDEMNITY CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS


(1)  BASIS OF PRESENTATION

     AMBAC Indemnity Corporation ("AMBAC Indemnity") is a leading insurer of municipal and structured finance obligations. Financial guarantee insurance underwritten by AMBAC Indemnity guarantees payment when due of the principal of and interest on the obligation insured. In the case of a default on the insured obligation, payments under the insurance policy may not be accelerated by the policyholder without AMBAC Indemnity's consent. As of June 30, 1996, AMBAC Indemnity's net insurance in force (principal and interest) was $209.3 billion. AMBAC Indemnity is a wholly-owned subsidiary of AMBAC Inc., which is a holding company that provides through its affiliates financial guarantee insurance and financial services to both public and private clients.

     AMBAC Indemnity has one wholly-owned subsidiary, American Municipal Bond Holding Company ("AMBH"), which is a holding company for certain real estate interests.

     On May 6, 1996, AMBAC Inc. sold its 4,159,505 shares of common stock of its affiliate, HCIA Inc. (NASDAQ:HCIA) ("HCIA") in a secondary public offering. Prior to consummation of the secondary public offering, AMBAC Indemnity delivered to AMBAC Inc. (in the form of an extraordinary dividend) its 2,378,672 shares of HCIA common stock, at fair value. The fair value of the HCIA shares was $115.9 million, based on the offering price per share of HCIA common stock in the secondary public offering. The carrying value of AMBAC Indemnity's HCIA shares was $26.2 million, and the resulting gain to AMBAC Indemnity from the disposition of the shares was $89.7 million. As a result of the secondary public offering, neither AMBAC Indemnity, nor AMBAC Inc. owned any shares of HCIA.

     AMBAC Indemnity, as the sole limited partner, owns 90% of the total partnership interests of AMBAC Financial Services, Limited Partnership ("AFS"), a limited partnership which provides interest rate swaps primarily to states, municipalities and municipal authorities. The sole general partner of AFS, AMBAC Financial Services Holdings, Inc., a wholly-owned subsidiary of AMBAC Inc., owns a general partnership interest representing 10% of the total partnership interest in AFS.

     AMBAC Indemnity's consolidated unaudited interim financial statements have been prepared on the basis of generally accepted accounting principles and, in the opinion of management, reflect all adjustments necessary for a fair presentation of the Company's financial condition, results of operations and cash flows for the periods presented. The results of operations for the six months ended June 30, 1996 may not be indicative of the results that may be expected for the full year ending December 31, 1996. These financial statements and notes should be read in conjunction with the financial statements and notes included in the audited consolidated financial statements of AMBAC Indemnity Corporation and its subsidiaries as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995.

AMBAC INDEMNITY CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS (CONTINUED)


(2)  INCOME TAXES

     The tax provisions in the accompanying financial statements reflect effective tax rates differing from prevailing federal corporate income tax rates, primarily as a result of tax-exempt interest income.